Exhibit 99.1

Benefitfocus Appoints New CEO and CFO to Drive Next Phase of Growth

•	Stephen Swad named president and chief executive officer

•	Alpana Wegner appointed chief financial officer

•	Company reaffirms financial guidance

Charleston, S.C. – August 24, 2020 – Benefitfocus, Inc. (NASDAQ: BNFT) announces that Stephen Swad, the company’s chief financial officer, is named president and chief executive officer, effective today. Swad succeeds Raymond August, who is stepping down as president and chief executive officer. To ensure a seamless handoff of leadership responsibilities, and as part of the board’s succession plan, August will remain with the company through the end of the year. Swad also succeeds August as a director on the Benefitfocus board of directors.

Swad is intimately familiar with Benefitfocus, having served as CFO since July 2019 and previously as a member of the board. Throughout his career in the technology industry, he has built deep expertise in business, operations, finance and accounting. Prior to Benefitfocus, Swad served as CFO of Vox Media, Inc. from 2016 until July 2019. Swad was also president and CEO of Rosetta Stone Inc., a publicly held language-learning software company, after serving as its CFO beginning in 2010.

Benefitfocus also announces the appointment of Alpana Wegner as CFO. Since joining Benefitfocus in 2017, she was quickly promoted to corporate controller and has taken on increasing financial and operational responsibility, drawing on her extensive business, accounting, sales and compliance experience. She previously served in various roles at Blackbaud, including vice president of sales operations and CFO of the enterprise customer business unit.

“I could not be more honored and excited to assume the responsibilities of CEO as our company begins its next chapter,” said Swad. “Benefitfocus plays an important leadership role in the industry, and we’re doing the work to build a truly great company. We are immediately focused on strengthening our products, platform, talent and tools, with the help of BuildGroup, to better serve our customers. We have confidence in our future and reaffirm our previously announced financial guidance for the third quarter and full-year 2020.”

“Given Benefitfocus’ leadership position and prospects in the industry, BuildGroup is thrilled to engage with the company in its next phase of development,” said Lanham Napier, co-founder and CEO of BuildGroup, which is a major investor in Benefitfocus. “With Steve’s collaborative leadership style, we are confident Benefitfocus is poised for continued growth and innovation”

“I know that I speak for everyone at Benefitfocus in thanking Ray for his leadership and dedication to the company,” said Mason Holland, chairman of the board. “With the team in place, and bolstered by the strategic partnership with BuildGroup, I’m excited about our future together at Benefitfocus.”

About Stephen Swad

Stephen M. Swad served as Chief Financial Officer of Benefitfocus since July 2019, and was a member of the Benefitfocus Board of Directors from 2013 to 2019. Previously, Swad served as Chief Financial Officer of Vox Media, Inc. from January 2016 until July 2019. From February 2012 until April 2015, Swad served as President and Chief Executive Officer, and a director of Rosetta Stone Inc. (NYSE: RST), a publicly held language-learning software company, previously serving as its Chief Financial Officer beginning in November 2010. Prior to joining Rosetta Stone, Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., beginning in May 2009. He also served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae) from May 2007 until August 2008 and has held various senior financial management positions with public companies, including AOL Inc. (now a part of Oath Inc.) and Time Warner Inc. and its subsidiaries. Additionally, Swad served on the board of Eloqua, Inc. from August 2011 until February 2013, including between August 2012 and February 2013, during which time it was a publicly held company. Swad, a former partner of KPMG LLP, also served as a Deputy Chief Accountant at the Securities and Exchange Commission. Swad holds a B.A. in business administration from the University of Michigan.

About Alpana Wegner

Alpana Wegner served as Vice President, Corporate Controller of Benefitfocus since December 2017, having first joined the company in April 2017 in the carrier business unit as general manager. Previously, Wegner worked for Blackbaud beginning in October 2008. She served first as director of SEC reporting, then interim Corporate Controller, followed by VP roles as the CFO of the enterprise customer business unit, and in sales operations. From May 2001 to August 2004, Wegner served as the director of external reporting and compliance at Allied Waste Industries, Inc. She also served in the assurance and business advisory segment of Arthur Andersen LLP. Wegner, who holds the CPA designation, received a B.S. in Accountancy from Arizona State University.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire U.S. benefits industry on a single technology platform to protect consumers’ health, wealth, property and lifestyle. Our powerful cloud-based software, data-driven insights and thoughtfully-designed services, enable employers, insurance brokers, carriers and suppliers to simplify the complexity of benefits administration and deliver a world-class benefits experience. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

About BuildGroup

BuildGroup is the first operator-led, permanent capital investment company for modern business models. Headquartered in Austin, Texas, the firm invests in companies that include SaaS-based subscription revenues, significant data assets that leverage AI to create high volume and targeted offers, and multifaceted platforms that serve large, connected networks of buyers, sellers, users and partners. BuildGroup targets fast-growing private companies and small-cap public companies through PIPEs. For more information on BuildGroup, its investment strategy and portfolio companies, visit www.buildgroup.com.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: reliance on key personnel and risks of management transitions; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; our continuing losses and need to achieve GAAP profitability; fluctuations in our financial results; our ability to maintain our culture, retain and motivate qualified personnel; the immature and volatile market for our products and services; risks related to changing healthcare and other applicable regulations; risks associated with acquisitions; cyber-security risks; the need to innovate and provide useful products and services; our ability to compete effectively; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Benefitfocus, Inc.

843-981-8898

pr@benefitfocus.com

Investor Relations:

Patti Leahy

843-981-8899

ir@benefitfocus.com